                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of July 14, 2000, by and between RON CRANE ("Employee") and SBE, INC., a Delaware corporation ("Parent").

                                    RECITALS

         A. Employee, Parent, and others are concurrently entering into an Agreement and Plan of Merger among Parent, Telecom Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), LAN Media Corporation, a California corporation ("Company"), and the parties identified on Exhibit A ("Shareholders") to the Agreement and Plan of Merger dated July 14, 2000 (the "Merger Agreement"), pursuant to which Merger Sub will cease to exist and Company will become a wholly-owned subsidiary of Parent (the "Merger") on the terms and conditions set forth therein;

         B. Employee is presently a key employee and shareholder of Company and Employee has extensive knowledge with respect to Company;

         C. Pursuant to the Merger Employee is converting all his shares of Company Common Stock into shares of Parent Common Stock, as specified in the Merger Agreement;

         D. Parent desires to employ Employee after the Merger is consummated and Employee's willingness to serve as an employee of Parent on the terms specified herein was a material factor in inducing Parent to enter into the Merger Agreement;

         E. It is a condition to the parties' obligation to consummate the Merger that this Agreement be executed; and

         F. The parties wish to set forth the terms and conditions of Employee's services as an employee of Parent after the date the Merger is consummated (the "Closing Date"), and Employee is willing to perform such services;

         NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, the parties agree as follows:

SECTION 1. EMPLOYMENT BY PARENT

                  1.1 EMPLOYMENT. Employee is hereby employed by Parent and Employee hereby accepts such employment with Parent on the terms and subject to the conditions set forth herein.

                  1.2 EFFECTIVE DATE. This Agreement shall be effective as of the Closing Date ("Effective Date") and is expressly conditioned on the completion of the Merger.

The term of Employee's employment shall commence on the Effective Date and shall continue until terminated pursuant to Section 5 below.

                  1.3 TITLE AND RESPONSIBILITIES. Subject to the terms set forth herein, Parent will employ Employee in the position of Vice-President, WAN Engineering, and Employee hereby accepts such employment as of the Effective Date. Employee shall report to the Chief Executive Officer ("CEO") of Parent and shall perform such duties as are assigned from time to time by the CEO. During his employment with Parent, Employee will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by Parent's general employment policies) to the business of Parent.

                  1.4 PARENT EMPLOYMENT POLICIES. The employment relationship between the parties shall also be governed by the general employment policies and procedures of Parent, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with Parent's general employment policies or procedures, this Agreement shall control.

SECTION 2. COMPENSATION

                  2.1 SALARY. For his services hereunder, Employee shall receive a monthly base salary of $12,000.00 ("Salary"), subject to standard withholdings and deductions. Employee's base salary shall be paid twice a month in accordance with Parent's standard payroll practices. Employee will be considered for annual increases in base salary at the discretion of the Parent's Compensation Committee.

                  2.2 ANNUAL INCENTIVE BONUS. One (1) year after the Effective Date (the "Bonus Year"), Employee shall be eligible for an incentive bonus, subject to Section 2.2(b) below. All bonus compensation shall be subject to standard withholdings and deductions.

                           (a)      BONUS AMOUNT. The amount of Employee's bonus
will be determined based on (i) Employee's performance with respect to certain measurable goals and performance objectives established by Parent, (ii) attainment by Parent of its planned financial objectives for the Bonus Year, and
(iii) the percentage of the Bonus Year Employee remains employed with Parent. The amount of such bonus shall not exceed 40% of the total Salary received by Employee during the Bonus Year.

                           (b)      DETERMINATION AND PAYMENT OF BONUS. To be
eligible to receive such bonus, Employee must remain continuously employed with Parent for six (6) months following the Effective Date. The amount of Employee's bonus shall be determined: (i) after the completion of the Bonus Year, or (ii) upon employee's termination of employment prior to the completion of the Bonus Year, subject to the preceding sentence of this Section 2.2(b).

                           (c)      NO GUARANTEED BONUS. Notwithstanding the
foregoing, no bonus is guaranteed to Employee. Any bonus is subject to the approval of Parent's Board of Directors ("Board"), which retains the authority to review, grant, deny or revise any bonus in its sole discretion.

                  2.3 STOCK OPTION. Subject to the approval of the Board, Parent shall grant to Employee an option to purchase 50,000 shares of Parent's common stock (as adjusted for stock splits, dividends and the like) (the "Option"). This Option shall be subject to the provisions of Parent's governing stock option plan and Employee's stock option agreement and grant notice, and shall have an exercise price as set by Board. The Option shall vest pursuant to Parent's standard vesting schedule as set forth in the grant notice, which will provide that the shares in the Option shall begin vesting on the Effective Date and will vest over a four-year term, with twenty-five percent (25%) of the shares in the Option to vest on the first year anniversary of the Effective Date, and one forty-eighth (1/48) of the shares to vest each monthly anniversary thereafter.

                  2.4 STANDARD PARENT BENEFITS. Employee shall also be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Parent benefits and compensation plans that may be in effect from time to time and provided by Parent to its employees generally.

                  2.5 BUSINESS EXPENSE REIMBURSEMENT. While this Agreement is in effect, Employee shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by Parent for its employees) in performing services hereunder. Employee agrees to furnish Parent with adequate records and other documentary evidence of any expenses for which the Employee seeks reimbursement. Such expenses shall be accounted for under the policies and procedures established by Parent.

                  2.6 VACATIONS AND HOLIDAYS. Employee shall be entitled to four (4) weeks of paid vacation each year, to be accrued by Employee according to the terms and conditions of Parent's general employment policies and benefit plans. Employee shall also be entitled to paid holidays (and other paid leave) as set forth in Parent's general employment policies.

SECTION 3. CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES

                  3.1      AGREEMENT.

                           (a)      PROPRIETARY INFORMATION. Employee will be
required as a condition of employment to sign and abide by Parent's Employee Proprietary Information and Inventions Agreement (the "Proprietary Information Agreement"), a form of which is attached hereto as EXHIBIT A. To the extent that any provision of the Proprietary Information Agreement conflicts with any provision herein, the terms of this Agreement shall govern. Further, nothing in the Proprietary Information Agreement shall limit or otherwise circumscribe any confidentiality agreement Employee may have previously entered into with Company.

                           (b)      EXCLUSIVE PROPERTY. Employee agrees that all
business procured by Employee, and all company-related business opportunities and plans made known to Employee, while employed by Parent are and shall remain the permanent and exclusive property of Parent.

SECTION 4. OUTSIDE ACTIVITIES.

                  4.1 ACTIVITIES. Except with the prior written consent of the Board, Employee will not during his employment with Parent undertake or engage in any other employment, occupation or business enterprise, other than ones in which Employee is a passive investor. Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

                  4.2 EXCEPTION TO LIMITATION ON OUTSIDE ACTIVITIES. Parent acknowledges that Employee is currently an investor in, and a member of the Board of Directors of, Altima Communications, Inc. ("Altima") and that in such roles, Employee participates in Altima's technical design review process. Employee represents and warrants that his current level of involvement in Altima as described in the preceding sentence will not violate the provisions set forth in Section 7 of this Agreement. Accordingly, notwithstanding the limitations set forth in Section 4.1 of this Agreement above, Employee may continue his involvement in Altima without having to obtain prior written consent of the Board unless and until Employee's role and responsibilities with Altima change such that Employee's involvement does, or reasonably could, constitute a violation of Section 7 of this Agreement. Employee agrees to promptly disclose such further involvement to Parent.

SECTION 5. TERMINATION OF EMPLOYMENT

                  5.1 AT-WILL EMPLOYMENT. Employee's relationship with Parent is at will. Accordingly, both Parent and Employee shall have the right to terminate Employee's employment at any time, with or without Cause or Good Reason (as defined below), upon giving the other party written notice.

                  5.2      TERMINATION FOR CAUSE.

         DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" shall mean that Employee has committed, or there has occurred, one or more of the following: (i) conviction of, a guilty plea with respect to, or a plea of NOLO CONTENDERE involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of Parent; (ii) material breach of any agreement entered into between the Employee and Parent, provided, however, that in the case of the Merger Agreement, such breach must have a material, adverse effect on the on the business, condition, assets, liabilities, operations, financial performance or customer relationships of the Company or Parent; (iii) willful misconduct, gross neglect by the Employee of Employee's duties or failure by Employee to perform Employee's duties, if such conduct is not cured within seven (7) days after Employee's receipt of written notice of such willful misconduct or gross neglect of or failure to perform Employee's duties (provided that such conduct can reasonably be cured); or (iv) engagement in any activity that constitutes a material conflict of interest with Parent, provided however that any activity specifically allowed under Sections 4 and/or 7 of this Agreement shall not constitute a material conflict of interest with Parent establishing Cause for termination. Employee's death or physical or mental disability (as defined below) shall also constitute Cause for termination under this Agreement.

                           (a)      DEFINITION OF DISABILITY. For purposes of
this Agreement, Cause to terminate Employee's employment based on the Employee's physical or mental disability shall exist if any illness, disability or other incapacity renders the Employee physically or mentally unable regularly to perform his duties hereunder for a period in excess of thirty (30) consecutive days or more than sixty (60) days in any consecutive twelve (12) month period, subject to applicable law. The Board shall make a good faith determination of whether Employee is physically or mentally unable to regularly perform his duties, subject to its review and consideration of any physical and/or mental health information provided to it by Employee.

                           (b)      TERMINATION FOR CAUSE. If Parent terminates
Employee's employment at any time for Cause, Employee's salary shall cease on the date of termination, and Employee will not be entitled to severance pay, pay in lieu of notice or any other such compensation, other than payment of accrued salary, vacation and such other benefits as expressly required in such event by applicable law or the terms of any applicable Parent benefit plans. The Option and any other stock awards held by Employee shall cease vesting as of the date of termination, and shall be exercisable thereafter only pursuant to the terms of the applicable stock option plans and agreements.

                           (c)      TERMINATION WITHOUT CAUSE. If Parent
terminates Employee's employment without Cause and such termination occurs within the six (6) month period immediately following the Effective Date, (i) Parent shall make a lump sum severance payment to the Employee in an amount equal to three (3) months of Employee's then current monthly salary, subject to withholdings and deductions, and (ii) the vesting of the Option shall immediately accelerate with respect to the number of shares that would otherwise have vested if the Employee remained employed by the Parent through the one (1) period following the Effective Date. Employee shall not be entitled to any of these severance benefits unless and until he satisfies the release requirements set forth in Section 6.2 of this Agreement.

                  5.3      RESIGNATION WITH OR WITHOUT GOOD REASON.

                           (a)      EMPLOYEE'S RESIGNATION. Employee may resign
from his employment with Parent at any time, with or without notice, and with or without Good Reason (as defined below).

                           (b)      DEFINITION OF GOOD REASON. For purposes of
this Agreement, "Good Reason" shall mean any one of the following events which occurs on or after the commencement of Employee's employment, without Employee's consent: (i) any reduction of Employee's then current base Salary, except to the extent that the base salary of all other officers of Parent is similarly reduced; (ii) any material reduction in the package of benefits and incentives provided to the Employee or any action by Parent which would materially and adversely affect the Employee's participation or reduce the Employee's benefits under any such plans, except to the extent that such benefits and incentives of all other officers of Parent are similarly reduced; (iii) any material diminution of the Employee's duties, responsibilities, or authority, excluding for this purpose an isolated or inadvertent action not taken in bad faith which is remedied by Parent immediately after notice thereof is given by the Employee; (iv) any requirement that the Employee relocate to a work site that would increase the Employee's one-way commute distance to more than fifty (50) miles from his principal residence; or (v) any material breach by Parent of its obligations under this Agreement that is not remedied by Parent within thirty (30) days of written notice of such breach from Employee.

                           (c)      EMPLOYEE'S RESIGNATION WITHOUT GOOD REASON.
In the event that Employee resigns his employment without Good Reason, Employee will not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary, vacation and such other benefits as expressly required in such event by applicable law or the terms of any applicable Parent benefit plans. All stock options and any other stock awards held by Employee shall cease vesting as of the date Employee's resignation other than for Good Reason becomes effective, and shall be exercisable thereafter only pursuant to the terms of the applicable stock option plans and agreements.

                           (d)      EMPLOYEE'S RESIGNATION FOR GOOD REASON.
Employee may resign his employment for Good Reason so long as Employee tenders his resignation to Parent within fifteen (15) days after the occurrence of the event which forms the basis for his resignation for Good Reason (including any cure period thereof). In the event that Employee resigns his employment for Good Reason and such resignation occurs within the six (6) month period immediately following the Effective Date, (i) Parent shall make a lump sum severance payment to Employee in an amount equal to three (3) months of the Employee's then current monthly salary, subject to applicable withholdings and deductions, and
(ii) the vesting of the Option shall immediately accelerate with respect to the number of shares that would otherwise have vested if Employee remained employed by the Parent through the one (1) year period following the Effective Date. Employee shall not be entitled to any of these severance benefits unless and until the release requirements set forth in Section 6.2 of this Agreement are satisfied.

SECTION 6. SEVERANCE BENEFITS.

                  6.1 CESSATION OF SEVERANCE BENEFITS. If Employee violates any provision of Sections 3, 6, 7 or 8 of this Agreement, any severance benefits (including severance pay and Option acceleration) being provided to Employee will cease immediately, and Employee will not be entitled to any further compensation or benefits from Parent.

                  6.2 RELEASE. As a condition of receiving any of the severance benefits under Section 5.2(d) or 5.3(d) of this Agreement, to which Employee would not otherwise be entitled, Employee shall execute a release in the form attached hereto as EXHIBIT B (the "Release"). Unless the Release is executed by Employee and delivered to Parent within fifteen (15) days after the termination of Employee's employment with Parent, Employee shall not receive the severance benefits (including severance pay and Option acceleration) provided for under this Agreement.

SECTION 7. NON-COMPETITION.

                  In order to induce Parent to consummate the transactions contemplated by the Merger Agreement, and for other good and valuable consideration, Employee agrees as set forth below. (Terms appearing in bold, italicized typeface in this Section 7 are defined in Section 7.5 below.)

                  7.1 RESTRICTION ON COMPETITION. Employee agrees that, during the Noncompetition Period, Employee shall not, and shall not permit any of his Affiliates to:

                           (a)      engage directly or indirectly in
Competition; or

                           (b)      directly or indirectly be or become an
officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition; provided, however, that Employee may, without violating this provision, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by Employee and the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by Employee's Affiliates collectively represent less than one percent of the total number of shares of such corporation's capital stock outstanding, and (iii) neither Employee nor any Affiliate of Employee is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

                  7.2 REPRESENTATIONS AND WARRANTIES. Employee represents and warrants that: (1) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Section 7; and (2) neither the execution and delivery of this Noncompetition provision nor the performance of this Noncompetition provision will result directly or indirectly in a violation or breach of any agreement or obligation by which Employee or any of his Affiliates is or may be bound, or any law, rule or regulation. Employee's representations and warranties shall survive the expiration of the Noncompetition Period for an unlimited period of time.

                  7.3 SPECIFIC PERFORMANCE. Employee agrees that, in the event of any breach or threatened breach by Employee of any covenant or obligation contained in this Noncompetition provision, Parent and any other Indemnitees shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (1) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (2) an injunction restraining such breach or threatened breach. Employee further agrees that Parent and the other Indemnitees shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this provision, and Employee irrevocably waives any right he may have to require that any such bond or similarly instrument be obtained or posted.

                  7.4 NON-EXCLUSIVITY. The rights and remedies of Parent and the other Indemnitees under this Noncompetition provision are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the other Indemnitees under this Noncompetition provision, and the obligations and liabilities of Employee under this Noncompetition provision, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Noncompetition provision shall limit any of Employee's obligations, or the rights or remedies of Parent or of the other Indemnitees, under the Merger Agreement or this Agreement; and nothing in the Merger Agreement or this Agreement shall limit any of Employee's obligations, or any of the rights or remedies of Parent or of the other Indemnitees, under this Noncompetition provision. No breach on the part of Parent or any other party of any covenant or obligation contained in the Merger Agreement, this Agreement or any other agreement shall limit or otherwise affect any right or remedy of Parent or the other Indemnitees under this Noncompetition provision.

                  7.5      DEFINITIONS.  For purposes of this Agreement:

                           (a)      "Affiliate" means, with respect to any
specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

                           (b)      "Competing Product" means any: (i)
telecommunications or Wide Area Network controller or adaptor product; (ii) product, equipment, device or system that is or has been designed, developed, manufactured, assembled, promoted, sold, supplied, distributed, resold, installed, supported, maintained, repaired, refurbished, licensed, sublicensed, financed, leased or subleased by or on behalf of Parent, Company, or any predecessor, successor or subsidiary of Parent at any time on or before the Effective Date through the date Employee's employment with Parent ends (regardless of whether Employee or Parent terminates Employee's employment with or without Cause, or with or without Good Reason); or (iii) product, equipment, device or system that is substantially the same as, incorporates, or competes in any material respect with any product, equipment, device or system of the type referred to in clause "(i)", clause "(ii)" or clause of this sentence. Notwithstanding the foregoing, "Competing Product" shall not include any analog transmission technology, integrated circuit development, or system level product, provided that such product does not compete directly with any of Parent or Company's telecommunications and/or Wide Area Network controllers or adaptors.

                           (c)      "Competing Service" means any: (i)
telecommunications or Wide Area Network controller or adaptor product-related service that has been provided, performed or offered by or on behalf of Parent, Company, or any predecessor, successor or subsidiary of Parent at any time on or before the Effective Date through the date Employee's employment with Parent ends (regardless of whether Employee or Parent terminates Employee's employment with or without Cause or with or without Good Reason); (ii) service that is provided, performed or offered by the Parent, Company, or any predecessor, successor or subsidiary of Parent at any time on or before the Effective Date through the date Employee's employment with Parent ends (regardless of whether Employee or Parent terminates Employee's employment, with or without Cause, with or without Good Reason); (iii) service that is substantially the same as, incorporates, or competes in any material respect with any service referred to in clause "(i)" clause or "(ii)" clause of this sentence. Notwithstanding the foregoing, "Competing Service" shall not include any analog transmission, integrated circuit development, or system level product-related service, provided that such product does not compete directly with any of Parent or Company's telecommunications and/or Wide Area Network controller or adaptor-related services.

                           (d)      A Person shall be deemed to be engaged in
"Competition" if: (a) such Person or any of such Person's subsidiaries or Affiliates is engaged directly or indirectly in the design, development, manufacture, assembly, promotion, sale, supply, distribution, resale, installation, support, maintenance, repair, refurbishment, licensing, sublicensing, financing, leasing or subleasing of any Competing Product; or (b) such Person or any of such Person's subsidiaries or other Affiliates is engaged in providing, performing or offering any Competing Service.

                           (e)      "Confidential Information" means any
non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Parent, Company, or any predecessor, successor or subsidiary of Parent or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of the Parent, Company, or any predecessor, successor or subsidiary of Parent (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that "Confidential Information" shall not be deemed to include information that was already publicly known and in the public domain prior to the time of its initial disclosure to the Employee.

                           (f)      "Indemnitees" shall include: (i) Parent;
(ii) Company; (iii) each Person who is or becomes an Affiliate of Parent; and
(iv) the successors and assigns of each of the Persons referred to in clauses "(i)", "(ii)" and "(iii)" of this sentence.

                           (g)      The "Noncompetition Period" begins on the
Effective Date and ends two (2) years after the Effective Date.

                           (h)      "Person" means any: (i) individual; (ii)
corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

SECTION 8. NON-INTERFERENCE

         While employed by Parent, and for two (2) years immediately following the termination of Employee's employment (regardless of whether Parent or Employee terminates Employee's employment, with or without Cause or Good Reason), Employee agrees not to interfere with the business of Parent and shall not, directly or indirectly, solicit, attempt to solicit, induce, or otherwise cause any employee or independent contractor of Parent to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of Parent.

SECTION 9. GENERAL PROVISIONS

                  9.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to Parent at its primary office location and to Employee at his address as listed on the Parent's payroll (which address may be changed by written notice).

                  9.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

                  9.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                  9.4 ENTIRE AGREEMENT. This Agreement, including Exhibits A and B hereto, constitutes the entire agreement between Employee and Parent and supersedes any prior agreement, promise, representation, or statement written or otherwise between Employee and Parent, and between Employee and the Company, with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Employee and a duly authorized officer of Parent.

                  9.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

                  9.6 HEADINGS AND CONSTRUCTION. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

                  9.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, Parent, Parent's subsidiaries and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of Parent, which shall not be withheld unreasonably.

                  9.8 ARBITRATION. To provide a mechanism for rapid and economical dispute resolution, Employee and Parent agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to Employee's employment with Parent or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco, California and conducted by Judicial Arbitration & Mediation Services/Endispute ("JAMS"), under its then-existing Rules and Procedures. Employee understands and agrees that under this Section 8.8, Employee is waiving his right to a jury trial and his right to file an administrative agency claim or charge with regard to any and all such disputes, claims or causes of action, including, but not limited to, all federal and state statutory claims, claims related to Employee's employment with Parent or the termination of that employment, claims related to any breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Nothing in this
Section 8.8 or in this Agreement is intended to prevent either Employee or Parent from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the provisions of this Section 8.8, any and all disputes, claims or causes of action, in law or equity, arising from or relating to the Proprietary Information Agreement will not be subject to mandatory arbitration, but may be resolved in the manner and forum set forth in the Proprietary Information Agreement itself.

                  9.9 REMEDIES. Employee's duties under Sections 3, 4, 6 and 7 of this Agreement and the Proprietary Information Agreement shall survive termination of Employee's employment with Parent. Employee acknowledges that a remedy at law for any breach or threatened breach by Employee of the provisions of Section 3, 4, 6 and 7 of this Agreement and the Proprietary Information Agreement would be inadequate, and

Employee therefore agrees that Parent shall be entitled to injunctive relief in case of any such breach or threatened breach.

                  9.10 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

                  9.11     EXHIBITS.

                  Exhibit A - Employee Proprietary Information and Inventions
                              Agreement

                  Exhibit B - Release

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

SBE, INC.



By: /s/ Timothy Repp
    --------------------------------------------
    Timothy R. Repp
    Chief Financial Officer and Vice President, Finance





/s/ Ronald C. Crane
-------------------------------------------------
RON CRANE

                                    EXHIBIT A

            EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


In consideration of my employment by SBE, Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.       RECOGNITION OF THE COMPANY'S RIGHTS; NON-DISCLOSURE.

         At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and the Company and its assigns shall be the sole owner of all patent rights, copyrights, mask work rights, trade secret rights and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith.

         The term Proprietary Information shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, Proprietary Information includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, cell lines, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

         Proprietary Information does not include (a) information in my possession prior to interviewing with or becoming an employee of the Company; or (b) information that is or becomes publicly available at no fault of my own.

2.       THIRD PARTY INFORMATION.

         I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

3.       ASSIGNMENT OF INVENTIONS

         3.1 ASSIGNMENT. I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to or as directed by the Company by this Paragraph 3 are hereinafter referred to as "Company Inventions." I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter "Section 2870"), which provides as follows:

                  (i) Any provision in any employment agreement which provides that an employee shall assign , or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           (1)      Relate at the time of conception or
                                    reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                           (2) Result from any work performed by the employee for the employer.

                  (ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

         3.2 GOVERNMENT. I also assign to or as directed by the Company all my right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

         3.3 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

4.       ENFORCEMENT OF PROPRIETARY RIGHTS.

         I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

         In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify and file any such documents and to all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5.       OBLIGATION TO KEEP COMPANY INFORMED.

         During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, after termination of my employment, I will disclose all patent applications filed by me within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

6.       PRIOR INVENTIONS.

         Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

7.       NO IMPROPER USE OF MATERIALS.

         During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employee or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

8.       NO CONFLICTING OBLIGATION.

         I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

9.       RETURN OF COMPANY DOCUMENTS.

         When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel.

10.      LEGAL AND EQUITABLE REMEDIES.

         Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11.      NOTICES.

         Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

12.      GENERAL PROVISIONS.

         12.1 GOVERNING LAW. This Agreement will be governed by and construed according to the laws of the State of California.

         12.2 ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be changed. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

         12.3 SEVERABILITY. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

         12.4 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

         12.5 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

         12.6 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

         12.7 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company or any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

         This Agreement shall be effective as of the first day of employment with the Company, namely: July 14, 2000.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.


Dated: July 14, 2000.                                  /s/ Ronald C. Crane
                                                       ------------------------
                                                       Signature


                                     Name of Employee: /s/ Ronald C. Crane
                                                       ------------------------
                                              Address:
                                                       ------------------------

                                                       ------------------------

ACCEPTED AND AGREED TO:

SBE, Inc.
By:      /s/ Timothy J. Repp
         -----------------------------------
Its:     Chief Financial Officer and Vice President, Finance
         ---------------------------------------------------
Date:    July 14, 2000
         -------------------------------------------

                                    EXHIBIT A


SBE, Inc.
4550 Norris Canyon Road
San Ramon, CA  94583-1369

Gentlemen:

1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by SBE, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

         [ x ]   No inventions or improvements.

         [   ]   See below:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         [   ]   Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

         [   ]   Additional sheets attached.

2. I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

         [  x  ]  No material.

         [     ]  See below:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         [     ]  Additional sheets attached.


Date:  July 14, 2000



                                              Very truly yours,

                                              /s/ Ronald C. Crane
                                              ------------------------------
                                              Employee

                                    EXHIBIT B

                                     RELEASE


I understand that my position with SBE, INC. (the "Company") terminated effective ___________, _____ (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance benefits (less standard withholdings and deductions) pursuant to the terms of the Employment Agreement (the "Agreement") entered into as of July ___, 2000, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, successors, predecessors and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company, or any right to any severance benefits to which I may be entitled under the Agreement.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company ("Effective Date").

Agreed:


-------------------------                ---------------------------------------
         Date                                      RON CRANE